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                               SULLIVAN & CROMWELL
                                 48 Wall Street
                            New York, New York 10005


                                                      June 18, 1969

Union Capital Fund, Inc.
65 Broadway
New York, New York  10006

Dear Sirs:

        In connection with Registration Statement on Form S-5 ("Registration Statement") which you are filing with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933 (the "Act") 2,500,000 shares (the "Shares") of your Common Stock ($1 Par Value), we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, on the basis of such examination, advise you that, in our opinion, when the Shares have been duly authorized by the Board of Directors and sold and delivered as contemplated by the Registration Statement and the Purchase Agreement referred to therein and the Registration Statement has been effective under the Securities Act of 1933, such Shares will be legally issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission.

                                                  Very truly yours,

                                                  SULLIVAN & CROMWELL

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